Exhibit 99.1

Jameson Inns, Inc.	PRESS RELEASE
8 Perimeter Center East, Suite 8050 Atlanta, GA 30346 (770) 481-0305 FAX (770) 901-9550

FOR IMMEDIATE RELEASE

December 22, 2003

Investor Relations Contact:	Alexander Lagerborg EPOCH Financial alagerborg@epochfinancial.com (888) 917-5146

Jameson Inns, Inc. Shareholders Approve Transaction and Shareholder Lawsuit Resolved

ATLANTA, GA, December 22, 2003/PRNewsire/ –Jameson Inns, Inc. (NASDAQ:JAMS) today announced that its shareholders approved by a three to one margin of votes cast the proposals relating to the relinquishment of its status as a real estate investment trust (REIT) and the issuance of its common stock in its acquisition of Kitchin Hospitality, LLC. The shareholders also re-elected two directors, Dr. Robert D. Hisrich and Mr. Thomas J. O’Haren, approved a new stock incentive plan for the Company’s employees and approved the ratification of Ernst & Young LLP as the independent auditors for the 2003 fiscal year. A proposal by a shareholder to hire an investment banking firm for the purpose of pursuing a sale of the Company was not approved. The proposed amendment of the Company’s articles of incorporation to remove limitations on the number of shares held by any single shareholder received approximately 70% of the votes cast. However, Georgia law requires that a majority of all shares outstanding approve any amendment to our articles of incorporation and this did not occur. Consequently, the proposed amendment was not approved. These ownership limitations were necessary for the Company to comply with certain U.S. tax law provisions for a REIT, but will not be needed when the Company relinquishes its REIT status. It is likely that this proposal will be presented again to the shareholders, perhaps at the 2004 annual meeting.

As a result of the shareholders’ vote, the Company will relinquish its status as a REIT effective January 1, 2004, and will issue 2,185,430 additional shares of its common stock and $1.3 million in cash as the consideration for the acquisition of Kitchin Hospitality, LLC. It is anticipated that the transaction will be closed on January 2, 2004.

On October 31, 2003 a class action lawsuit was filed in DeKalb County, Georgia Superior Court by a sole shareholder challenging the proposed acquisition of Kitchin Hospitality. The parties have reached a preliminary understanding to settle the lawsuit. The settlement is subject to court approval. Under the terms of the proposed settlement, Jameson Inns, Inc. will commit to take several measures regarding the corporate governance of the Company. In addition, Mr. Thomas Kitchin will become subject to a non-competition covenant. The corporate governance measures the Company will implement include the appointment of a Nominating Committee of the Board of Directors that will select and determine the qualifications of new candidates to serve on the Board. A majority of the members of the Nominating Committee will be independent directors. The Company will adopt a Nominating Committee charter and make it available on its website. In addition, the Audit Committee of the Board of Directors will monitor the Company’s compliance with and implementation of rules and regulations of the NASDAQ National Market concerning corporate governance policies and procedures. The proposed settlement will be described in greater detail in future correspondence with the Jameson shareholders.

Jameson Inns, Inc. develops and owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the company’s website at www.jamesoninns.com.

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Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward- looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.